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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): June 29, 2004

                          THE SPORTSMAN'S GUIDE, INC.
             (Exact name of registrant as specified in its charter)

          Minnesota                     0-15767                41-1293081
(State or other jurisdiction     (Commission File No.)       (IRS Employer
      of incorporation)                                    Identification No.)

    411 Farwell Avenue, South St. Paul, Minnesota                    55075
       (Address of principal executive offices)                    (Zip Code)

       Registrant's telephone number, including area code: (651) 451-3030

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Item 2. Acquisition or Disposition of Assets

      On June 29, 2004, The Sportsman's Guide, Inc. (the "Company"), through a newly-formed wholly-owned subsidiary TGW Acquisition Corporation, acquired 100% of the outstanding membership interests of The Golf Warehouse, L.L.C. ("TGW"), from Falconhead Capital LLC, a private investment firm, and members of TGW management pursuant to a Membership Interest Purchase Agreement dated as of June 29, 2004. The purchase price for the membership interests was $30 million, subject to pre- and post-closing adjustments, and was funded from the Company's working capital and borrowings under the Company's credit facility with Wells Fargo Bank, National Association. The terms of the Membership Interest Purchase Agreement were negotiated on an arm's length basis between the parties.

      The Golf Warehouse is a leading on-line and catalog retailer of golf equipment, apparel and accessories. Following the acquisition, TGW will continue to be managed by company founders Mark S. Marney, CEO, and R. Michael Marney, President, and will operate as an independent business unit of the Company from its present office and warehouse facilities in Wichita, Kansas.

Item 7. Financial Statements and Exhibits

      (a)   Financial Statements of Business Acquired.

            The financial statements required by this item will be filed by amendment not later than 60 days after the date this report was required to be filed.

      (b)   Pro Forma Financial Information.

            The pro forma financial information required by this item will be filed by amendment not later than 60 days after the date this report was required to be filed.

      (c)   Exhibits.

            2.1 Membership Interest Purchase Agreement dated as of June 29, 2004 by and among TGW Acquisition Corporation, The Golf Warehouse, L.L.C., Sports Capital Partners, L.P., Sports Capital Warehouse, L.P., Sports Capital Partners (CEV), L.L.C., Marney Enterprises, Inc., Mark S. Marney, R. Michael Marney and Richard D. Marney.

            99    Press Release dated June 29, 2004

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         THE SPORTSMAN'S GUIDE, INC.

Date: July 14, 2004                      By: /s/ CHARLES B. LINGEN
                                             --------------------------------
                                             Name:  Charles B. Lingen
                                             Title: Executive Vice President of
                                                    Finance and Administration
                                                    and Chief Financial Officer